CSW Industrials Names Debra L. von Storch to Board of Directors

DALLAS, January 2, 2020 -- CSW Industrials, Inc. (the “Company”) (Nasdaq: CSWI), today announced that its Board of Directors has elected Debra L. von Storch as an independent director. With the addition of Ms. von Storch, the Company’s Board increases to eight members, seven of whom are independent.

Ms. von Storch is currently a partner of Ernst & Young LLP (“EY”) and will be retiring from the firm in June 2020. Ms. von Storch has served at EY for 37 years, most recently serving as a partner and leader of Southwest Region Growth Markets, where she is responsible for setting strategic direction across numerous service platforms for the firm. During her career at EY, Ms. von Storch has developed extensive experience in providing global business leadership, strategic tax and transaction planning, capital market activities, and advisory services to high-growth companies.

Joseph B. Armes, CSWI’s Chairman, Chief Executive Officer, and President, said, “We are pleased to welcome Debra to the Board. She has a breadth of knowledge and strong strategic and financial acumen, demonstrated by a long track record of successfully advising numerous acquisitive, high-growth companies through all stages of a company lifecycle. Debra’s global perspective and leadership skills position her well to contribute meaningfully to our growth strategy as we seek to deliver long-term stockholder value.”

Robert M. Swartz, lead independent director of the Company’s Board of Directors and Chairman of its Nominating and Corporate Governance Committee, added, “Debra is a principled, proven leader with tremendous experience that aligns well with CSWI’s business and core values. Her skill set and deep familiarity with the challenges and opportunities that face companies such as ours will be an excellent complement to the Company’s Board.”

Ms. von Storch received a Bachelor of Business Administration degree from the University of North Texas and is a Certified Public Accountant.

About CSW Industrials

CSWI is a diversified industrial growth company with well-established, scalable platforms, and domain expertise across two segments: Industrial Products and Specialty Chemicals. CSWI’s broad portfolio of leading products provides performance optimizing solutions to its customers.
CSWI's products include mechanical products for heating, ventilation, air conditioning, and refrigeration applications, sealants, and high-performance specialty lubricants. Markets that CSWI serves include: HVAC/R, architecturally-specified building products, general industrial, plumbing, rail, energy, and mining. For more information, please visit www.cswindustrials.com.

Investor Relations

Adrianne D. Griffin
Vice President, Investor Relations & Treasurer
214-489-7113
adrianne.griffin@cswi.com